EXHIBIT 10.12.1



          SECOND AMENDMENT TO FACILITY AGREEMENT

     This Second Amendment to Facility Agreement (this "Second
Amendment") is entered into as of the 30th day of June, 1995, by and between Snyder Oil Corporation, a Delaware corporation ("Lessee") and NationsBanc Leasing Corporation, a North Carolina corporation
("Lessor").

                    W I T N E S E T H:

     WHEREAS, Lessee and Lessor are parties to that certain Facility Agreement dated as of November 3, 1994, as amended by that certain First Amendment to Facility Agreement by and between Lessee and Lessor dated as of December 30, 1994 (as amended, the "Facility Agreement") (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Facility Agreement); and

     WHEREAS, pursuant to the Facility Agreement, the Lessee has made certain covenants, agreements, representations and warranties with respect to an equipment leasing transaction between Lessor and Lessee; and

     WHEREAS, Lessee has requested that certain provisions of the Facility Agreement, including, without limitation, Section 6.4 thereof and certain related definitions be amended in certain respects; and

     WHEREAS, subject to the terms and conditions herein contained, Lessor has agreed to Lessee's requests.

     NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Lessee and Lessor hereby agree as follows:

     Section 1. Amendments. Subject to the satisfaction of each condition precedent set forth in Section 2 hereof and in reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, the Facility Agreement shall be amended effective June 30, 1995 (the "Effective Date") in the manner provided in this Section 1.

     1.1. Amendment to Definitions.  The definitions of "Adjusted
Consolidated Cash Flow," "Consolidated Total Covered Debt," "Senior Credit Agreement," and "Transaction Papers" contained in Section 1.1 of the Facility Agreement shall be amended to read in full as follows:

     "Adjusted Consolidated Cash Flow" means, with respect to Lessee for any time period, Consolidated Cash Flow of Lessee for such time period, adjusted, however, to (a) reflect all revenues and expenses (including lease operating expense, severance taxes, additional overhead and other expenses) attributable to material oil and gas properties purchased by Lessee or any of its Subsidiaries after the first day of such period as if such properties had been owned by Lessee or such Subsidiary on the first day of such period, and (b) exclude all (i) expenses in an amount not exceeding $4,341,000 incurred by Lessee in its fiscal quarters ending June 30, 1995 and March 31, 1996 in connection with the settlement of certain litigation pending against Borrower in the District Court of Harris County, Texas styled Jerry Wayne Roberson, et al. v. Snyder Oil Corporation, et al., and (ii) recoveries made of such expenses by Lessee or any of its Subsidiaries under insurance policies. As used in this definition, "material oil and gas properties" means oil and gas properties purchased for a purchase price of not less than $25,000,000.

     "Consolidated Total Covered Debt" means with respect to Lessee at any time, (a) the consolidated Debt of Lessee and its Consolidated Subsidiaries at such time, plus (b) Consolidated Current Liabilities of Lessee and its Consolidated Subsidiaries in excess of Consolidated Current Assets of Lessee and its Consolidated Subsidiaries at such time, minus (c) Debt of Lessee at such time under the Master Lease.

     "Senior Credit Agreement" means the Fifth Restated Credit Agreement dated as of June 30, 1994, by and among Lessee, NationsBank of Texas, N.A. and the Banks from time to time parties thereto as the same was amended by (i) that certain letter agreement dated as of May 1, 1995 by and among Lessee and the Banks, and (ii) that certain Second Amendment to Fifth Restated Credit Agreement dated as of June 30, 1995, by and among Lessee, NationsBank of Texas, N.A. and the Banks, as the same may hereafter be amended, modified, renewed, extended, restated, increased or replaced from time to time, including, without limitation, any replacement thereof entered into with banks or other financial institutions which are not parties to the Senior Credit Agreement as in effect on the date hereof.

     "Transaction Papers" means this Agreement, the Master Lease, the Site Lease, the Environmental Indemnity Agreement, the First Amendment, the Second Amendment and all other documents, instruments, agreements or certificates now or at any time hereafter delivered in connection with this Agreement, the Master Lease, the Site Lease, the Environmental Indemnity Agreement, the First Amendment and the Second Amendment, as the same may hereinafter be amended, modified or reinstated from time to time.

     1.2. Additional Definitions.  Section 1.1 of the Facility
Agreement shall be amended to add the following definitions to such
Section:

     "First Amendment" means that certain First Amendment to Facility Agreement dated as of December 30, 1994, by and between Lessee and Lessor.

     "Second Amendment" means that certain Second Amendment to Facility Agreement dated as of June 30, 1995, by and between Lessee and Lessor.

     1.3. Adjusted Consolidated Cash Flow Coverage of Lessee.
Section 6.4 of the Facility Agreement shall be amended to read in full as follows:

     SECTION 6.4. Adjusted Consolidated Cash Flow Coverage of Lessee. If, as of March 31, 1995, June 30, 1995 or September 30, 1995, Lessee's Adjusted Consolidated Cash Flow for (a) the fiscal quarter then ending, is less than four percent (4%) of Lessee's Consolidated Total Covered Debt as of such date, or (b) any period of four (4) fiscal quarters then ending is less than nineteen percent (19%) of Lessee's Consolidated Total Covered Debt as of such date, then, in either event, Lessee will, prior to the expiration of the applicable Special Cash Flow Cure Period, reduce the principal balance on its outstanding Debt to an amount which would cause Lessee's Adjusted Consolidated Cash Flow for such quarter and period of four (4) fiscal quarters to exceed the percentages set forth herein of Lessee's Consolidated Total Covered Debt as so reduced. If, as of the end of any fiscal quarter ending on or after December 31, 1995, the aggregate Adjusted Consolidated Cash Flow of Lessee for (y) the fiscal quarter then ended is less than five percent (5%) of Lessee's Consolidated Total Covered Debt as of the end of such fiscal quarter, or (z) the four (4) fiscal quarters then ended is less than twenty five percent (25%) of Lessee's Consolidated Total Covered Debt as of the end of such fiscal quarter, then, in either event, Lessee will, prior to the expiration of the applicable Special Cash Flow Cure Period, reduce the principal balance on its outstanding Debt to an amount which would cause Lessee's Adjusted Consolidated Cash Flow for such quarter and period of four (4) fiscal quarters to exceed the percentages set forth herein of Lessee's Consolidated Total Covered Debt as so reduced.

     SECTION 2. Conditions Precedent to Effectiveness of Amendments. The amendments to the Facility Agreement contained in Section 1 of this Second Amendment shall be effective only upon the satisfaction of each of the conditions set forth in this Section 2. If each condition set forth in this Section 2 has not been satisfied by the Effective Date, this Second Amendment and all obligations of Lessee contained herein shall, at the option of Lessor, terminate.

     2.1 Corporate Existence and Authority. Lessee shall have delivered to Lessor such resolutions, certificates and other documents as Lessor shall request relative to the authorization, execution and delivery by Lessee of this Second Amendment.

     2.2 Certificate Regarding Representations and Warranties. Lessee shall have delivered to Lessor a certificate of its vice president of finance, chief financial officer or chief accounting officer certifying that each representation and warranty contained in
(a) the Facility Agreement, (b) this Second Amendment, and (c) each of the other Transaction Papers, is true and correct and will be true and correct after giving effect to the amendments contained in
Section 1 hereof.

     SECTION 3. Representations and Warranties of Lessee. To induce Lessor to enter into this Second Amendment, Lessee hereby represents and warrants to Lessor as follows:

     (a) Each representation and warranty of Lessee contained in the Facility Agreement and the other Transaction Papers is true and correct on the date hereof and will be true and correct after giving effect to the amendments set forth in Section 1 hereof.

     (b) The execution, delivery and performance by Lessee of this Second Amendment are within Lessee's corporate powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or result in the creation or imposition of any Lien upon any of the assets of Lessee or the Subsidiaries of Lessee except Permitted Encumbrances.

     (c) This Second Amendment constitutes the valid and binding obligation of Lessee enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally, and
(ii) the availability of equitable remedies may be limited by equitable principles of general application.

     SECTION 4. Miscellaneous.

     4.1 Reaffirmation of Transaction Papers. Any and all of the terms and provisions of the Facility Agreement and the Transaction Papers shall, except as amended and modified hereby, remain in full force and effect.

     4.2 Parties in Interest. All of the terms and provisions of this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     4.3 Legal Expenses. Lessee hereby agrees to pay on demand all reasonable fees and expenses of counsel to Lessor incurred by Lessor, in connection with the preparation, negotiation and execution of this Second Amendment and all related documents.

     4.4 Counterparts. This Second Amendment may be executed in counterparts, and all parties need not execute the same counterpart. However, no party shall be bound by this Second Amendment until all parties have executed a counterpart. Facsimiles shall be effective as originals.

     4.5 Complete Agreement. THIS SECOND AMENDMENT, THE FACILITY AGREEMENT AND THE OTHER TRANSACTION PAPERS REPRESENT THE FINAL
AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     4.7 Headings. The headings, captions and arrangements used in this Second Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Second Amendment, nor affect the meaning thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers on the date and year first above written.

                    LESSEE:
                    SNYDER OIL CORPORATION,
                    a Delaware corporation


                    By: /s/ James H. Shonsey
                       ---------------------------
                       James H. Shonsey
                       Vice President, Finance


                    LESSOR:

                    NATIONSBANC LEASING
                    CORPORATION, a North Carolina corporation


                    By: /s/ Regis S. Sakalik
                       ---------------------------
                    Its: Assistant Vice President